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W:\NSAR\TLI\investment.txt.doc
               ANNUAL MEETING OF SHAREHOLDERS

                             OF

             TRAVELERS CORPORATE LOAN FUND INC.



The  Annual  Meeting of Shareholders of Travelers  Corporate

Loan  Fund Inc. (the Fund), a Maryland corporation, was  re-

convened on Friday, February 1, 2002, at the offices of  the

Fund, 125 Broad Street, New York, New York at 9:00 a.m.



Mr.  Glenn Marchak, Vice President of the Fund, presided and

Mr.  William  Renahan,  Assistant  Secretary  of  the  Fund,

recorded  the  minutes. Acting as Inspector of Election  was

Ms.  Meredith  Terrell of Smith Barney Fund Management  LLC,

the Fund's administrator.



Mr.  Renahan presented to the Chairman a copy of the  Notice of  the Meeting of Shareholders sent to all shareholders  of record  as  of  December 6, 2001. The Chairman directed  Ms.

Terrell to include a copy of the Notice with the minutes  of the  Meeting.  Mr. Renahan then presented to the Chairman  a certification  from  PFPC Global Fund Services,  the  Fund's transfer  agent, to the effect that at the close of business on  November 26, 2001, the Record Date for determination  of shareholders  entitled to vote at this meeting,  there  were

9,781,666.667 shares of the Fund outstanding and that at the

Meeting   there  were  present  or  represented  by  proxies

shareholders owning 6,546,975.61 shares.



The  Chairman announced that a quorum was present and called the  Meeting  to  order. He then referred to  the  following formal documents relating to the Meeting presented to him by

Mr. Renahan:

               -Notice of Meeting dated December 6, 2001.

               -Proxy Statement dated December 6, 2001.

               -Affidavit of PFPC Global Fund Services, the Fund's transfer agent, certifying to the mailing of these documents to record shareholders entitled to vote at the Meeting.

The Chairman instructed that a copy of each of the foregoing

be  filed  with  the  Fund's records of this  Meeting.   The

Chairman also indicated that a list of shareholders entitled to  vote at the Meeting was available upon request.  He then recommended  that  a  reading of the Notice  of  Meeting  be waived.  There was no objection expressed by anyone present.



The Chairman then stated that the purpose of the Meeting was to:  consider a change in the Fund's investment  restriction regarding the issuance of senior securities (Proposal 1).


The  Chairman  stated that Proposal 1, as described  in  the

Proxy  Statement,  was to consider a change  in  the  Fund's investment  restriction  regarding the  issuance  of  senior

securities.   The Inspector of Election then  conducted  the

vote  and  reported to the Chairman that the votes had  been cast as follows:


            Percent    Shares   Percentage    Shares   Percentag
   Shares    age of     Voted       of                   e of
 Voted For   Shares    Against    Shares    Abstained   Shares
             Voted                 Voted               Abstained
 3,786,578   67.89%   376,371.2    6.75%    114,677.0    2.06%
    .348                 65                     00


The  chairman  thereupon declared the change in  the  Fund's investment restrictions to be approved and accepted.


There being no further business, upon motion duly made,

seconded and unanimously carried, it was:

     RESOLVED: to adjourn.




William Renahan
                                   Assistant Secretary